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                                                                    EXHIBIT 99.2


                              [TESORO LETTERHEAD]


MEDIA RELEASE



FOR IMMEDIATE RELEASE


CONTACT:
      SUSAN PIROTINA, VICE PRESIDENT, COMMUNICATIONS, (210) 283-2631




        TESORO TO PURCHASE PACIFIC NORTHWEST AREA RETAIL SITES

         SAN ANTONIO -- SEPTEMBER 4, 2001 -- Tesoro Petroleum Corporation (NYSE:TSO) announced today that its wholly owned subsidiary, Tesoro West Coast Company, has entered into a purchase and sale agreement to acquire 46 retail fueling facilities, including 37 retail stations with convenience stores and nine commercial card lock facilities, located in Washington, Oregon and Idaho. These properties are being purchased from Gull Industries, Inc., a privately held company based in Seattle, Washington. The transaction is expected to close in the fourth quarter of 2001.

         "In accordance with our goal to become the premier refining and marketing company in the western United States, we have established a retail marketing infrastructure that enables us to supply and operate acquired sites such as these in a cost-effective manner, and to meet our customers' needs of convenience, value and customer service," said Richard Parry, Senior Vice President-Retail.

         "In addition, this transaction will allow us to sell more of our own gasoline and diesel production at retail, thus moving product that was being sold at wholesale into a higher-value market channel. We plan to convert these locations to the Tesoro brand," Parry added.

         Tesoro Petroleum Corporation is an independent refiner and marketer of petroleum products. The Company recently announced that it has reached an agreement to acquire BP's Mandan, North Dakota, and Salt Lake City, Utah, refineries and associated storage, pipeline, distribution and gasoline marketing operations. After closing, the Company will operate five refineries in the western U.S. with a combined capacity of approximately 390,000 barrels per day, making it the second largest independent refiner and marketer in the region. Tesoro's marketing system will include more than 600 branded retail stations, of which approximately 160 will be company-owned.

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TESORO 2/2/2/2


         This news release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements contain projections as to the expected date of closing of the transaction. Factors which may cause actual results to differ from those forward-looking statements include, changes in general economic conditions, disruptions due to equipment interruptions or failure at Tesoro or third-party facilities, and other factors beyond Tesoro's control. For more information concerning factors that could cause such a difference, see Tesoro's annual report on Form 10-K and other of Tesoro's reports filed with the Securities and Exchange Commission. Tesoro undertakes no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which Tesoro becomes aware of, after the date hereof.




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